CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A of Fidelity Commonwealth Trust: Fidelity Intermediate Bond Fund, Fidelity Large Cap Stock Fund, Spartan Market Index Fund, Fidelity Small Cap Selector, and Fidelity Small Cap Stock Fund, of our reports dated June 5, 1998 on the financial statements and financial highlights included in the April 30, 1998 Annual Reports to Shareholders of the aforementioned funds.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
June 18, 1998